CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of Focus Venture Partners, Inc. on Form S-1/A of our audit report, dated October 19, 2012, relating to the accompanying balance sheet of MDT Labor, LLC, as of December 31, 2011 and the statements of income and members’ equity, and cash flows, for the period March 18, 2011 (inception) to December 31, 2011, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement and this Prospectus.

G3 of PA LLC

Jenkintown, Pennsylvania

January 8, 2013